Exhibit 99.1

Press Information 2211 H. H. Dow Way Midland, MI 48674 dow.com

Jerri DeVard nominated to Dow’s Board of Directors

MIDLAND, Mich. – February 10, 2022 – Dow (NYSE: DOW) today announced its Board of Directors has nominated Jerri DeVard, former executive vice president and chief customer officer for Office Depot, Inc., to stand for election at the Company’s Annual Meeting of Stockholders on April 14. All other incumbent directors have also been nominated for election at the Annual Meeting.

With more than 30 years of marketing and leadership experience at large global brands, Ms. DeVard brings significant leadership expertise in the strategic, operational and financial aspects of integrated and online marketing including expertise in brand management, customer engagement and e-commerce. She also brings extensive governance experience in consumer products, e-commerce, social impact, change management and digital transformation across national and global enterprise. Ms. DeVard demonstrates strong advocacy for diversity, equity and inclusion objectives, including as founder of the Black Executive CMO Alliance (BECA).

“Jerri has a proven ability to consistently create value for a wide variety of stakeholders. She brings significant business expertise across all aspects of marketing, digitalization and e-commerce, robust governance experience and a strong passion and commitment to diversity, equity and inclusion,” said Jim Fitterling, Dow chairman and CEO. “Jerri will be an outstanding addition to Dow’s Board of Directors and we look forward to the perspectives and contributions she will bring to our Company and our stakeholders.”

Ms. DeVard’s nomination to Dow’s Board of Directors aligns with the Company’s focus on board succession planning and refreshment, which includes maintaining an appropriate balance of relevant skills and diverse experiences, including senior leadership, global business, capital allocation, financial acumen, technology expertise, operational and ESG experience, and marketing backgrounds.

Dow’s board ranks in the top quartile for ethnic diversity among industry peers. Dow’s board is also comprised of a strong balance of new and highly experienced directors, with more than half of the independent directors joining in the past three years.

The board will announce updates to committee assignments following the Annual Meeting.

Dow’s corporate governance guidelines and a complete list of Dow’s board, committee assignments and other corporate governance information can be found on the Corporate Governance website.

About Dow

Dow (NYSE: DOW) combines global breadth; asset integration and scale; focused innovation and materials science expertise; leading business positions; and environmental, social and governance (ESG) leadership to achieve profitable growth and deliver a sustainable future. The Company’s ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company in the world. Dow’s portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated, science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure, mobility and consumer applications. Dow operates 104 manufacturing sites in 31 countries and employs approximately 35,700 people. Dow delivered sales of approximately $55 billion in 2021. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

###

For further information, please contact:

Kyle Bandlow

+1 989-638-2417

kbandlow@dow.com

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

DOW CONFIDENTIAL - Do not share without permission

General Business